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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May 1, 2002, by and between CIBER, Inc., a Delaware corporation (together with its affiliates, the "Company") and Ed Longo ("Employee").

RECITAL

        In connection with the consummation of the transactions contemplated by that certain Asset Purchase Agreement dated April 26, 2002 by and among the Company, Decision Consultants, Inc. ("DCI"), and Jack Krasula (the "Acquisition"), the Company desires to employ Employee in the position set forth on Exhibit A attached hereto, and Employee is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        THE PARTIES AGREE AS FOLLOWS:

        1.    Duties.    Employee agrees to be employed by and to serve the Company in the position set forth on Exhibit A, and the Company agrees to employ and retain Employee in such capacity, subject to the terms of this Agreement. Employee shall devote all of his business time, energy and skill to the affairs of the Company, subject to the direction of executive officers of the Company. Employee shall have powers and duties commensurate with his position set forth on Exhibit A. Employee shall comply with the general management policies of the Company as announced from time to time and made available to Employee in writing. Employee shall be required at various times to travel as part of his duties.

        2.    Term of Employment.    The initial term of employment of Employee by the Company shall be from the date of this Agreement through April 30, 2003, unless terminated earlier pursuant to this Agreement. This Agreement shall renew automatically for a period of one year on April 30, 2003, and on each subsequent anniversary date thereof, subject to the termination provisions hereof.

        3.    Salary, Benefits and Bonus Compensation.

          3.1.    Base Salary.    Commencing on the date of this Agreement, the Company agrees to pay to Employee a "Base Salary' at the annualized rate as described on Exhibit A, payable in twenty-six (26) equal biweekly installments in accordance with the Company's regular payroll practice.

          3.2.    Bonuses.    Employee will be eligible to receive a bonus which shall be determined in accordance with the formula described on Exhibit A hereto. The bonus for each fiscal year or portion thereof after fiscal year 2002 shall be determined in the sole discretion of the board of directors.

          3.3.    Additional Benefits.    For purposes of determining the benefits or benefit levels to which Employee is entitled, he shall receive credit for his length of employment with DCI. During the term of his employment, Employee shall be entitled to the following fringe benefits:

            3.3.1.    Employee Benefits.    Employee shall be eligible to participate in such of the Company's benefit and compensation plans as may be generally available to employees of the Company. All such benefit plans may be amended or discontinued in the sole discretion of the Company.

            3.3.2.    Business Expenses.    The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including travel and entertainment expenses, in accordance with the Company's policies in effect from time to time. Employee shall present promptly to the Company an itemized account of such expenses in such form as may be required by the Company.

            3.3.3.    Personal Time Off (PTO).    Employee shall be entitled to twenty-two PTO days pursuant to the Company's policy, during which time Employee's compensation shall be paid in full. The Company's PTO policy for executives, applicable to Employee, provides that PTO does not accrue on a monthly basis and as such, there is no PTO payable upon a termination of employment. In addition, Employee shall be entitled to paid holidays in accordance with the Company's policies in effect from time to time.

          3.4.    Option to Acquire Common Stock.    Effective as of May 6, 2002, Employee will be granted non-statutory stock options, pursuant to and subject to the terms and conditions of the Company's Equity Incentive Plan, to purchase (i) 100,000 shares of the Company's Common Stock at the exercise price of $6.51 per share, and (ii) 50,000 shares of the Company's Common Stock at the exercise price of $15 per share, all of such options to vest in three equal installments over a period of three years. Any further options shall be granted at the sole discretion of the Company's board of directors.

        4.    Termination of Employment.

          4.1.    Termination for Cause.    Termination for Cause (as defined below) of Employee's employment may be effected by the Company at any time without liability except as specifically set forth in this Subsection. The termination shall be effected by verbal or written notification to Employee and shall be effective as of the time stated in such notice. At the effective time of a Termination for Cause, Employee immediately shall be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the effective time of termination. In addition, Employee shall be entitled to benefits under any benefit plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans.

          4.2.    Termination Other Than for Cause.    The Company may effect a Termination Other Than for Cause (as defined below) of Employee's employment at any time upon giving verbal or written notice to Employee of such termination and without liability except as specifically set forth in this Subsection. The termination shall be effective as of the time stated in such notice. At the effective time of any Termination Other Than for Cause, Employee shall immediately be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the effective time of termination. Employee shall also be entitled to any unpaid bonus compensation. Unpaid bonus compensation for the purposes of this Subsection 4.2 shall be pro rated based on the number of full calendar months of Employee's employment during the fiscal year in which termination occurs. Employee shall also be entitled to benefits under any benefit plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans.

          4.3.    Termination by Reason of Disability.    If Employee, in the reasonable judgment of the executive officers of the Company, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) months, then the question of whether Employee's illness or incapacity is reasonably likely to continue shall be submitted to the Company or, if disability insurance is maintained on Employee, Employee's disability insurance carrier for determination. In the event the Company or such insurance carrier determines that Employee is subject to such an illness or incapacity for which no reasonable accommodation is possible, the Company shall have the right to terminate Employee's employment ("Termination for Disability") by written notification to Employee and payment to Employee of all accrued Base Salary, unpaid bonus compensation (pro rated as provided in Subsection 4.2) and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination. Employee shall also be entitled to benefits under any benefit plans in which Employee is a participant, including disability benefits, if any, to the full extent of Employee's rights under such plans.

          4.4.    Death.    In the event of Employee's death during the term of employment, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay promptly to his estate all accrued Base Salary, unpaid bonus compensation (pro rated as provided in Subsection 4.2) and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the effective date of termination. Employee's estate shall also be entitled to benefits under any benefit plans of the Company in which Employee was a participant to the full extent of Employee's rights under such plans.

          4.5.    Voluntary Termination.    In the event of a Voluntary Termination (as defined below) by Employee, the Company shall immediately pay all accrued Base Salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

        5.    Protection of the Company's Business.    For purposes of determining the geographic areas to protect the Company's business in Subsections 5.1 and 5.2 below, such protection shall be limited to locations within fifty (50) miles of any location where Employee had or has responsibility for Company or DCI operations, whether before or after the closing of the Acquisition.

          5.1.    No Competition.    Employee shall not, during the term of his employment and for twelve (12) months following the termination of his employment but not less than twenty-four (24) months from the date hereof, work as an employee, director, or independent contractor or become an investor or owner in or lender to any business, corporation, partnership or other entity engaged in a Competing Business (as defined below). An investment by Employee of up to 2% of the outstanding equity in a publicly-traded corporation shall not constitute a violation of this Section 5.1. A "Competing Business" is a business providing ERP-related consulting services, strategic IT consulting, network integration and security services, application software and systems consulting, total project management, and application development and systems support.

          5.2.    No Solicitation of Clients.    Employee shall not, during the term of his employment and for twelve (12) months following the termination of his employment but not less than twenty-four (24) months from the date hereof: (a) call upon, cause to be called upon, solicit or assist in the solicitation of, any current client, former client or potential client of the Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of the Company; (b) provide any product or services to any current client, former client or potential client of the Company which is competitive with the products or services of the Company; or (c) request, recommend, or advise any client or potential client to cease or curtail doing business with the Company. Any individual, governmental authority, corporation, partnership or other entity to whom (i) the Company or DCI has provided services or products at any time prior to or during Employee's employment or (ii) either DCI or the Company has made one or more sales or sales calls during the twenty-four (24) month period preceding the date of termination of Employee's employment shall be deemed a client or potential client.

          5.3.    No Hire of Other Employees or Contractors.    Employee shall not, during the term of his employment and for twelve (12) months following the termination of his employment but not less than twenty-four (24) months from the date hereof: (a) except on behalf of the Company, employ, engage, or seek to employ or engage any individual or entity on behalf of Employee or any entity (including a client of the Company), who was employed or engaged by the Company during the six (6) month period preceding Employee's termination or who is employed or engaged by the Company; (b) solicit, recommend or advise any employee of the Company or independent contractor to terminate their employment or engagement with the Company for any reason; (c) except on behalf of the Company, solicit recruiting prospects and/or candidates whose files are actively maintained or have been maintained during the last six (6) months prior to Employee's termination by the Company; or (d) enter into a business arrangement with any other person or firm who is or has been an employee or independent contractor of the Company within the twelve (12) month period preceding Employee's termination.

        6.    Confidentiality.

          6.1.    Confidential Information and Materials.    All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive property and trade secrets of the Company. Confidential Information and Materials have been or will be disclosed to Employee solely by virtue of his employment with the Company and solely for the purpose of assisting him in performing his duties for the Company. "Confidential Information and Materials" refers to all information belonging to or used by the Company or the Company's clients relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, employee lists, technology, software source codes, programs, costs, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, personnel manuals, computer program manuals, programs and system designs, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law, including such of the foregoing developed by Employee, whether developed by Employee during or after business hours. Employee acknowledges and agrees all Confidential Information and Materials shall, to the extent possible, be considered works made for hire for the Company under applicable copyright law. To the extent any Confidential Information and Materials are not deemed to be a work made for hire, Employee hereby assigns to the Company any rights he may have or may acquire in such Confidential Information and Materials as they are created, throughout the world, in perpetuity. Further, Employee hereby waives any and all moral rights he may have in such Confidential Information and Materials. Notwithstanding the foregoing, the Company acknowledges that it shall have no right to inventions or other material for which no equipment, supplies, facilities or Confidential Information and Material of the Company is used and which are developed entirely on Employee's own time and (i) do not relate directly to the business of the Company or (ii) do not result from any work performed by Employee hereunder or from his work at DCI.

          6.2.    Non-disclosure and Non-use.    Employee may use Confidential Information and Material while an employee of the Company and in the course of that employment to the extent deemed necessary by the Company for the performance of Employee's responsibilities. Such permission expires upon termination of his employment with the Company or on notice from the Company, whichever is earlier. Employee shall not, either during or after his employment with the Company, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by the Company in writing or unless required by law. Employee shall not use, in any manner other than to further the Company's business, any Confidential Information or Materials of the Company. Upon termination of his employment, Employee shall immediately return all Confidential Information or Materials or other property of the Company or its clients or potential clients in his possession or control.

        7.    Definitions.

          7.1.    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            7.1.1. "Termination for Cause" shall mean termination by the Company of Employee's employment by the Company by reason of Employee's conviction of any felony crime, Employee's dishonesty towards, fraud upon or injury or attempted injury to the Company or its clients, Employee's breach of this Agreement, or any reason that constitutes "cause" under applicable law.

            7.1.2. "Termination Other Than for Cause" shall mean termination by the Company of Employee's employment by the Company, other than a Termination for Cause or Termination for Disability, for any or no reason.

            7.1.3. "Voluntary Termination" shall mean termination by Employee of Employee's employment with the Company, but shall not include constructive termination by the Company by reason of material breach of this Agreement by the Company.

        8.    Remedies.

          8.1.    Liquidated Damages.

            8.1.1. If Employee violates Subsection 5.1, Employee shall pay to the Company as liquidated damages the greater of $100,000 or the Company's actual lost investment of money for recruitment, training, cost of replacement, lost revenues and other damages due to likely disruption of the Company's business operation.

            8.1.2. If Employee violates Subsection 5.2, Employee shall pay to the Company as liquidated damages the greater of the Company's gross billings to the client to which products or services are supplied in violation of Subsection 5.2 during the year immediately prior to the first improper solicitation or $25,000, to compensate the Company for its lost revenue, client development expenses and other damages.

            8.1.3. If Employee violates Subsection 5.3, Employee shall pay to the Company as liquidated damages, in compensation for its recruitment and training costs, lost revenues and other damages, the following sums for each employee or independent contractor hired or engaged in violation of Subsection 5.3:

Employee or Independent Contractor	Amount
Vice-President or other officer	$100,000
Other Manager or recruiter	$50,000
Marketer or other sales personnel	$50,000
Programmers or other billable personnel	$12,500
Other office staff	$5,000

            8.1.4. Employee and the Company have carefully considered the issue of liquidated damages and after negotiation agree that they are a reasonable compromise after attempting to estimate what the actual damages would be and assessing the risk of collection.

            8.1.5. Employee authorizes the Company to disclose the terms of Sections 5, 6 and 8 of this Agreement to any subsequent employer or client of Employee.

          8.2.    Equitable Remedies.    The service rendered by Employee to the Company and the information disclosed to Employee during his employment are of a unique and special character, and any breach of Sections 5 or 6 hereof will cause the Company irreparable injury and damage which will be extremely difficult to quantify. Although the parties have agreed on liquidated damages for some of the potential breaches by Employee, they agree that because of the risk of collection and intangibles which are impossible to measure, the Company will be entitled to, in addition to all other remedies available to it, injunctive relief to prevent a breach and to secure the enforcement of all provisions of Sections 5 and 6. Employee represents his experience and knowledge will enable him to earn an adequate living in a noncompetitive business and that the injunctive relief will not prevent him from providing for himself and his family.

          8.3.    Costs.    If litigation is brought to enforce or interpret or is maintained to defend any provision contained herein, the court shall award reasonable attorneys' fees and disbursements to the prevailing party as determined by the court.

          8.4.    Severability.    THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 5, 6 AND 8 AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS. It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in Sections 5, 6 and 8 shall be enforced and given effect to the fullest extent legally permissible. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

        9.    Miscellaneous.

          9.1.    Payment Obligations.    The Company's obligation to pay Employee the compensation provided herein is subject to the condition precedent that Employee performs his obligations.

          9.2.    Waiver.    The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          9.3.    Entire Agreement; Modifications.    This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          9.4.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, receipt if mailed, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, addressed as follows:

      If to the Company:

      CIBER, Inc.
      5251 DTC Parkway, Suite 1400
      Greenwood Village, CO 80111
      Attention: Mac J. Slingerlend, President and Chief Executive Officer
      Phone: (303) 267-3812
      Fax: (303) 267-3899

      If to Employee:

            Any party may change such party's address for notices by notice given pursuant to this Section 9.4.

          9.5.    Headings.    The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

          9.6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of [Colorado] without application of its conflict of laws rules.

          9.7.    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

          9.8.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and assigns. The provisions of this Agreement relating to the duties and obligations of the Company are transferable, assignable and delegable by the Company. Those provisions relating to the duties and obligations of the Employee are not transferable, assignable or delegable.

          9.9.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          9.10.    Withholdings; Setoff.    All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. The Company may withhold amounts due it from Employee from amounts due under this Agreement to Employee.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

EMPLOYEE		CIBER, Inc. a Delaware corporation
By:	/s/ ED LONGO Ed Longo	By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend, President and Chief Executive Officer

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  Exhibit 10.1